Exhibit 10.2

Mawson Infrastructure Group Inc
950 Railroad Ave., Midland, PA 15059 USA

October 16, 2025

Kathryn (Katie) Yingling Schellenger

Re: Mawson Infrastructure Group, Inc. (“Company”)

Dear Katie,

I am pleased to confirm your appointment as a Non-Executive Director commencing October 15, 2025, subject to you confirming your acceptance of these terms and conditions.

It is understood that you will not be an employee of the Company.

1. APPOINTMENT

1.1 Your appointment is subject to the Certificate of Incorporation and By-laws of the Company, and the laws of the State of Delaware. Nothing in this letter will be taken to exclude or vary those terms as apply to you as a director of the Company. Your continued service as a director is subject to your re-election by the Company’s shareholders at the 2025 annual stockholders’ meeting and to re-election at any subsequent annual stockholders’ meeting at which either the Company requires or resolves, that you stand for re-election.

1.2 Continuation of your service as a director is also contingent on satisfactory performance, as determined by the Board, and any relevant statutory provisions relating to the removal of a director.

1.3 The Board may nominate you to serve for a successive term in its discretion and subject to your agreement and your re-election at the annual stockholders’ meetings in accordance with the Constitution. Notwithstanding any mutual expectation, you have no right to re-nomination by the Board either annually or after any period of time.

1.4 You may be appointed to serve on one or more committees of the Board. The Board will determine your appointments.

1.5 You agree to comply with the Company’s policies including but not limited to its Code of Ethics, Insider Trading Policy, and Related Party Transactions Policy, as may be amended from time to time, which are available on the Company website.

1.6 The Board may request that you resign from your role as a member of the Board, and you agree to resign, if you:

(a) commit a material breach of your obligations under this letter;

(b) commit any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your duties to the Company, whether statutory, fiduciary, or common law);

(c) are guilty of any fraud or dishonesty or have acted in a manner which, in the opinion of the Company brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company;

(d) are convicted of any criminal offence that results in a material penalty or imprisonment;

(e) are restricted or disqualified from acting as a director of any company;

(f) have been absent for several meetings without permission of the Board from meetings of the directors held during that period and all of your co-directors pass a resolution that by reason of such absence you have vacated your office;

(g) are required in writing (whether in electronic form or otherwise) by all your co-directors to resign; or

(h) have not complied with the Company’s policies or any material applicable laws.

2. TIME COMMITMENT

2.1 You will be expected to spend a sufficient amount of time as may be necessary to adequately prepare for and attend any meetings of the Board and its committees as may be called from time to time. You will be expected to devote such time as is necessary for the proper performance of your duties.

2.2 The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee, or shareholder meetings.

3. FEES AND EXPENSES

3.1 You will be paid an annual fee of $112,500 (USD) gross (current at the date of this letter) (“Cash Compensation”) subject to review and change at the discretion of the Company, which shall be paid monthly in arrears. Please accordingly invoice the Company for your monthly director fees by sending an email to: accounts@mawsoninc.com.

3.2 In addition, non-employee directors of the Company are entitled to receive an annualized equivalent equity grant of $112,500 (USD) of restricted stock units under the Company’s 2024 Omnibus Equity Incentive Plan and the Company’s current NED Compensation Policy (the “NED Policy or “Policy””). Your initial grant award of $112,500 worth of RSU’s will be based on a 30-day VWAP, with the 30th day of said VWAP calculation being the previous trading day before the AGM date at which your appointment takes effect.

3.3 The Company will reimburse you for all pre-approved, reasonable, and properly documented expenses you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is set out in the Company’s guide relating to expense claims from time to time.

3.4 On termination of your services as a director you will only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred prior to that date.

4. INDEPENDENCE AND OUTSIDE INTERESTS

4.1 You acknowledge the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, you have disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. This is a continuing obligation which shall be maintained throughout your tenure as a director. If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Board as soon as they become apparent, and the agreement of the Board may have to be sought. You shall immediately recuse yourself from decision making on any matter on which there may be a conflict.

4.3 You represent to the Company that the performance of your duties as a director of the Company does not and will not violate any agreement or obligation, whether written or not, that you may have with or to any person or entity.

5. CONFIDENTIALITY

5.1 You acknowledge that as a director you will have fiduciary and loyalty duties to the Company and its shareholders, which include, but are not limited to keeping all information acquired during your appointment confidential and not be releasing, communicating, or disclosing it either during your service or after you cease serving at a director, to third parties.

5.2 You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

5.3 You will notify the Company promptly if you are subpoenaed or otherwise served with legal process in any manner involving the Company.

5.4 In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, you will cooperate with the Company and provide to the Company such information and documents in your possession or control as are necessary and reasonably requested by the Company or its counsel. You agree to give statements, depositions, and/or sworn testimony in support of the Company at any investigation, hearing, tribunal, or any other proceeding where your testimony is necessary to protect the interests of the Company.

5.5 Nothing in this paragraph will prevent you from disclosing information which you are entitled to or required to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

6. DEALING IN THE COMPANY’S SHARES, FILINGS

6.1 You agree to comply with the Company’s Insider Trading Policy, as may be amended from time to time, which is available on the Company website.

6.2 You agree to give prior notice to the Company of any trades you intend to make in the Company’s stock, and to assist the Company with any necessary filings. You agree to be responsible for, and hold harmless and indemnify, the Company should you violate any reporting requirements in accordance with the Company’s policies, SEC regulations, or applicable law.

7. REVIEW PROCESS

The performance of individual directors and the whole Board is evaluated annually.

8. CHANGES TO PERSONAL DETAILS

You will advise the Corporate Secretary promptly of any change in address or other personal contact details.

9. RETURN OF PROPERTY

Upon termination of your service as a director of the Company (for whatever cause), you will deliver to the Company or destroy, at the Company’s discretion, all documents, records, papers, or other Company property which may be in your possession or under your control, and which relate in any way to the Company’s business affairs, and you will not retain any copies thereof.

If you agree to accept your appointment on the foregoing terms and conditions, please sign and return one copy of this letter to me.

Yours sincerely,

/s/ Ryan Costello
Ryan Costello Board Chair

I confirm and agree to the terms of my appointment as a non-executive director of the Company as set out in this letter, effective the date of my appointment as indicated by this letter.

/s/ Kathryn Yingling Schellenger
Kathryn Yingling Schellenger

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